CORRECTED
CERTIFICATE OF TRUST
OF
CLAYMORE EXCHANGE-TRADED FUND TRUST 2

THIS Corrected Certificate of Trust of Claymore Exchange-Traded Fund Trust 2 (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to correct the Certificate of Trust of the Trust which was filed on June 8, 2006 (the "Certificate of Trust") with the Secretary of State of the State of Delaware pursuant to Section 3810(e) of the Delaware Statutory Trust Act, 12 § Del.C. Section 3801 et seq. (the "Act")

WHEREAS, the Certificate of Trust erroneously omitted to state that the Trust will be a series trust entitled to the benefit of the inter-series limitation of liability under the Act.

NOW THEREFORE, the Certificate of Trust is hereby corrected to read in its entirety as follows:

CERTIFICATE OF TRUST
OF
CLAYMORE EXCHANGE-TRADED FUND TRUST 2
The undersigned, as trustee of Claymore Exchange-Traded Fund Trust 2, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the "Act"), hereby certifies as follows:
1.The name of the statutory trust is Claymore Exchange-Traded Fund Trust 2 (the "Trust").
2.The address of the registered office of the Trust is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, DE 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.
3.Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).
4.Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.
5.The Trust will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned has executed this Corrected Certificate of Trust in accordance with Section 3811 of the Act.

/s/ Donald C. Cacciapaglia
Donald C. Cacciapaglia, not individually but solely as Trustee

c/o Guggenheim Investments
227 West Monroe Street
Chicago, IL 60606